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                                   EXHIBIT 11




MS FINANCIAL, INC.
COMPUTATION OF PER SHARE INCOME (LOSS)
(in thousands except per share data)


                                                                Year Ended           Year Ended           Year Ended
                                                             December 31, 1994    December 31, 1995    December 31, 1996
                                                             -----------------    -----------------    -----------------

Weighted Average Shares:

        Common Stock Outstanding                                     8,800               9,685               10,433

        Option Shares Outstanding                                      978                 333(1)                 0(1)

        Shares assumed repurchased
        using treasury stock
        method                                                        (446)                (86)(1)                0(1)
                                                                  --------            --------             --------


Weighted Average Shares Outstanding:                                 9,332               9,932               10,433
                                                                  ========            ========             ========


        Net Income (Loss)                                         $  4,385            $  6,501             $(22,014)
                                                                  ========            ========             ========


Computation of net income (loss) per share:

        Net income (loss) divided
        by weighted average
        shares outstanding                                        $   0.47            $   0.65             $  (2.11)
                                                                  ========            ========             ========


(1) Excludes antidilutive options